EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of August 3, 2007

among

NEXXUS LIGHTING, INC.,

ADVANCED LIGHTING SYSTEMS, LLC,

ADVANCED LIGHTING SYSTEMS, INC.

and

PAUL STREITZ

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2007 (this “Agreement”), is entered into by and among Nexxus Lighting, Inc., a Delaware corporation (“Parent”), Advanced Lighting Systems, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), Advanced Lighting Systems, Inc., a Minnesota corporation (the “Company”), and Paul Streitz, sole shareholder of the Company (“Shareholder”).

WITNESSETH:

WHEREAS, the respective governing bodies of the Company, Merger Sub and Parent have (a) determined that this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) are in the best interests of the respective corporations, limited liability companies, their shareholders and their members; and (b) approved this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Shareholder is the sole owner of all of the issued and outstanding capital stock of the Company; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code (as defined below), and that this Agreement constitutes a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Ancillary Documents” means the Employment Agreement, Certificate of Merger, Real Estate Lease and Assignment and Assumption Agreement.

“Base Net Worth” means an amount equal to $99,593.00.

“Business Day” means any day of the year on which national banking institutions in Florida and Minnesota are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted, or owned or licensed for use by the Company.

“Company Stock” means the common stock, no par value, of the Company.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages (including punitive damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any applicable Law relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Holdback Amount” means Two Hundred Thousand Dollars ($200,000.00).

“Intellectual Property” means all intellectual property rights arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) all Internet domain names, (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”) and (v) all confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case not disclosed to the public and having independent economic value, but excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Company Intellectual Property and/or Company Technology and (ii) any grant by another Person to the Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology owned by a third Person.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry (which investigation the Company hereby represents and warrants has been made) of Shareholder or any other officer, director or employee of the Company having primary responsibility relating to the matter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means any change, effect, event or condition that has had a material adverse effect on (a) the assets, properties, results of operations or financial condition of the Company taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Ancillary Documents; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (i) changes in Laws of general applicability or interpretations thereof by any Governmental Body,

(ii) changes in prevailing interest rates, (iii) changes in general economic conditions, (iv) changes affecting the lighting industry generally, (v) any actions taken or omitted to be taken pursuant to the terms of this Agreement and (vi) any effects resulting from the announcement of this Agreement.

“Net Worth” means the amount of the Company assets less the sum of all Company Indebtedness and Liabilities, each determined in accordance with GAAP as applied consistent with policies and procedures of the Company.

“Net Worth Shortfall” means the amount, if any, by which the Net Worth of the Company on the Closing Date is less than the Base Net Worth.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past custom and practice.

“Parent Common Stock” means the common stock of Parent, $.001 par value per share.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Ancillary Documents.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided a reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company’s property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company not resulting from a breach, default or violation by the Company under any such lease; (v) Liens for which a reserve has been established in the Financial Statements in accordance with GAAP; (vi) Liens disclosed in Schedule 4.14(c) arising under Material Contracts; and (vii) Liens that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedies Exception” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Revenue” means the total revenue of the Surviving Company for the applicable period as determined in accordance with GAAP and accounting policies and procedures consistent with those employed in preparation of Parent’s publicly filed financial statements.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company (or, if otherwise specified, such specified Person) or (ii) the Company (or, if otherwise specified, such specified Person) is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever;(ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of their Affiliates.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with any of the foregoing.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, capitalized terms that are not defined above are defined elsewhere in this Agreement.

1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Exhibits/Schedules. The Schedules to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. Matters set forth in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the schedules. Such additional matters are set forth for informational purposes, and the Schedules do not necessarily include other matters of a similar nature. Nothing in this Agreement or in the Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Schedules or this Agreement is material, constitutes a Material Adverse Effect or is otherwise required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference. All information and disclosures contained in the Schedules are made as of the date of this Agreement and their accuracy is confirmed only as of such date and not at any time thereafter. Matters disclosed pursuant to any section of this Agreement are deemed to be disclosed with respect to all sections of this Agreement and the Schedules to the extent this Agreement requires such disclosure; provided that it is clear by appropriate cross-references that a given disclosure is applicable to such other Schedules, sections and paragraphs. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) No Presumption Against Drafter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Minnesota Business Corporation Act (the “MBCA”), at the Effective Time (as defined below), the Company shall be merged with and into the Merger Sub, and the separate corporate existence of the Company shall thereupon cease, and the Merger Sub shall be the surviving entity in the Merger (the “Surviving Company”). The name of the Surviving Company shall be Advanced Lighting Systems, LLC.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place within ten (10) days of the completion of the financial statement condition set forth in Section 6.1(h), but in no event after October 15, 2007 (the “Termination Date”) (the date of Closing hereinafter the “Closing Date”), at such time and place as the parties shall mutually agree.

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware substantially in the form of Exhibit A, executed in accordance with the relevant provisions of the DGCL, and articles of merger with the Secretary of State of the State of Minnesota substantially in the form of Exhibit B, executed in accordance with the relevant provisions of the MBCA (together, the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.5 Organizational Documents of the Surviving Company.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of formation of the Merger Sub in effect immediately prior to the Effective Time and attached hereto as Exhibit F shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub the operating agreement of Merger Sub in effect immediately prior to the Effective Time and attached hereto as Exhibit G shall be the operating agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

2.6 Management of the Surviving Company.

(a) The governing body of Merger Sub immediately prior to the Effective Time shall be the governing body of the Surviving Company immediately following the Effective Time.

(b) The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Company. The foregoing notwithstanding, Paul Streitz shall be appointed President of the Surviving Company effective upon Closing.

2.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any equity interests of Merger Sub:

(a) Conversion of Company Stock. The issued and outstanding shares of Company Stock shall be cancelled and extinguished and converted into and become a right to receive the Purchase Price (as defined below).

(b) Cancellation of Treasury Stock. Any shares of Company Stock that are owned by the Company as treasury stock; shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.8 Tax Treatment.

(a) The parties hereto acknowledge and agree that the Merger contemplated hereby is intended to be treated for Tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

(b) Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

(c) None of the parties to this Agreement have taken or agreed to take any action or know of any circumstances that (without regard to any action taken or agreed to be taken by any other party or its Affiliates) would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The parties will use their best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE III

PAYMENT OF PURCHASE PRICE AND ADJUSTMENTS;

CERTAIN COVENANTS AND AGREEMENTS

3.1 Purchase Price. The total purchase price to be paid by Parent to Shareholder (the “Purchase Price”) shall be an amount equal to (a) $1,111,296; plus (b) 260,000 shares of unregistered Parent Common Stock; plus (c) the Earnout Payments (defined below), if any, calculated in accordance with Section 3.3 of this Agreement.

3.2 Purchase Price Adjustment.

(a) Within 45 days after the Closing Date, Parent shall prepare and deliver to Shareholder a balance sheet (the “Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet). The Closing Date Balance Sheet will include a determination of the Net Worth as of the close of business on the Closing Date (the “Closing Date Net Worth”). Parent will make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to Shareholder and Shareholder’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Shareholder of the Closing Date Balance Sheet and (ii) the resolution by Parent and Shareholder of any objections to the Closing Date Balance Sheet. For clarification purposes only, Schedule 3.2 provides an example of the calculation of the Closing Date Net Worth based on the Balance Sheet.

(b) If Shareholder has any objections to the Closing Date Balance Sheet or the Closing Date Net Worth, Shareholder shall deliver a detailed statement describing such objections to Parent in writing within 20 days after receiving the Closing Date Balance Sheet. Parent and Shareholder will attempt in good faith to resolve any such objections. If Parent and Shareholder do not reach a resolution of all objections within 30 days after Parent has received the statement of objections, Parent and Shareholder will select a mutually acceptable accounting firm to resolve any remaining objections. If Parent and Shareholder are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Parent, the Company and the Surviving Company). The accounting firm will determine, in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Worth. Each party shall provide the accounting firm, within 15 days of its selection, with a definitive statement of the position of such party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Parent will provide the accounting firm access to the books and records of the Company. Parent and Shareholder shall use their best efforts to cause the accounting firm to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection within 30 days of its appointment. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Parent will revise the Closing

Date Balance Sheet and the determination of the Closing Date Net Worth as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 3.2.

(c) If Parent and Shareholder submit any unresolved objections to an accounting firm for resolution as provided in this Section 3.2, the fees, costs and expenses of the accounting firm and the out of pocket costs and expenses (including legal fees and costs) shall be allocated to and borne by Parent and Shareholder as determined by the accounting firm.

(d) Within 10 Business Days after the date on which the Closing Date Net Worth is finally determined pursuant to this Section 3.2:

(i) If the Closing Date Net Worth exceeds the Base Net Worth (the amount of such excess, the “Excess Net Worth”), Parent will pay Shareholder an aggregate amount equal to the Excess Net Worth.

(ii) If the Closing Date Net Worth is less than the Base Net Worth, (the amount of such deficiency, the “Net Worth Shortfall”), Shareholder will pay Parent an aggregate amount equal to the Net Worth Shortfall.

(iii) All payments to be made pursuant to this Section 3.2 will be promptly made by wire transfer of immediately available funds to the accounts designated by Parent or Shareholder, as applicable.

3.3 Earnout Payments. As part of the Purchase Price, Parent shall deliver to Shareholder the following shares of Parent Common Stock (each of the following amounts an “Earnout Payment”) in accordance with the provisions of this Section 3.3:

(a) Calculation of Earnout Payments.

(i) Provided that the Revenue of the Company as determined in accordance with GAAP for the period beginning on January 1, 2007 and ending on the Closing Date, combined with the Revenue of the Surviving Company as determined in accordance with GAAP and accounting policies and procedures consistent with those employed in preparation of Parent’s publicly filed financial statements for the year ended December 31, 2007 is equal to the dollar amount set forth below under the caption “Revenue,” Parent will issue Shareholder the number of shares of Parent Common Stock set forth opposite the corresponding Revenue amount under the caption “Number of Shares” below.

Revenue	Number of Shares
$2,500,000 to $2,749,999	20,000
$2,750,000 to $2,999,999	25,000
$3,000,000 to $3,249,999	30,000
$3,250,000 to $3,499,999	37,500
$3,500,000 or more	50,000

(ii) Provided that the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company as determined in accordance with GAAP for the period beginning on January 1, 2007 and ending on the Closing Date, combined with EBITDA of the Surviving Company and accounting policies and procedures consistent with those employed in preparation of Parent’s publicly filed financial statements for the year ended December 31, 2007 is equal to the dollar amount set forth below under the caption “EBITDA,” Parent will issue Shareholder the number of shares of Parent Common Stock set forth opposite the corresponding EBITDA amount under the caption “Number of Shares” below.

EBITDA	Number of Shares
$200,000 to $249,999	30,000
$250,000 to $299,999	45,000
$300,000 to $349,999	75,000
$350,000 to $399,999	112,500
$400,000 or more	150,000

(iii) Provided that the Surviving Company has Revenue for the year ended December 31, 2008 equal to the dollar amount set forth below under the caption “Revenue,” Parent will issue Shareholder the number of shares of Parent Common Stock set forth opposite the corresponding Revenue amount under the caption “Number of Shares” below.

Revenue	Number of Shares
$3,800,000 to $4,199,999	32,500
$4,200,000 to $4,599,999	37,500
$4,600,000 to $4,999,999	42,500
$5,000,000 to $5,399,999	52,500
$5,400,000 or more	62,500

(iv) Provided that the Surviving Company has EBITDA for the year ended December 31, 2008 equal to the dollar amount set forth below under the caption “EBITDA,” Parent will issue Shareholder the number of shares of Parent Common Stock set forth opposite the corresponding EBITDA amount under the caption “Number of Shares” below.

EBITDA	Number of Shares
$300,000 to $349,999	42,500
$350,000 to $399,999	57,500
$400,000 to $449,999	87,500
$450,000 to $499,999	125,000
$500,000 or more	162,500

(b) Payment Date. On or before the ninetieth (90th) day following the end of each of the 12 month periods ending on December 31, 2007 and December 31, 2008 (each a “Payment Date”) or on the immediately following Business Day if the Payment Date is not a Business Day, and in addition to the portion of the Purchase Price provided for in Sections 3.1(a) and (b) of this Agreement, Parent shall deliver the shares of Parent Common Stock payable to Shareholder pursuant to Section 3.3(a) of this Agreement.

(c) Determination of Revenue and EBITDA; Operation of the Surviving Company.

(i) For purposes of calculating Revenue, (A) all effects of purchase accounting adjustments caused by the transactions contemplated by this Agreement shall be disregarded and (B) the Surviving Company products and services sold directly by Parent or an Affiliate of Parent (other than the Surviving Company), shall include the amount of revenue generated by such sales as if Parent or such Affiliate of Parent (other than the Surviving Company) was operating as the third-party reseller of the Surviving Company conducting sales of a substantially similar nature with the most favorable discount or reseller rate then applicable to such substantially similar sales.

(ii) For purposes of calculating EBITDA, (A) third party professional fees and expenses incurred by the Company or Shareholder directly related to the performance of the transaction contemplated by this Agreement, (B) any extraordinary gains or losses and (C) gains or losses from the sale of capital assets shall each be excluded.

(iii) Except as set forth in Section 3.3(a)(i) and (ii) above, with respect to calculation of Revenue of the Company prior to Closing, all amounts calculated in determining Earnout Payments under this Agreement shall be determined in accordance with GAAP and accounting policies and procedures consistent with those employed in preparation of Parent’s publicly filed financial statements.

(iv) From the Closing Date until December 31, 2008 (the “Earnout Period”), Parent and the Surviving Company shall act in good faith with respect to the operation of the business of the Surviving Company, and Parent and the Surviving Company shall use commercially reasonable efforts to operate and manage the business of the Surviving Company in such a manner as to provide a reasonable opportunity for the achievement of the objectives contemplated by this Section 3.3. Parent will provide the Surviving Company a reasonable amount of resources, qualified personnel and support. During the Earnout Period, the historic operations of the Company shall be operated by the Surviving Company as a wholly owned subsidiary of Parent. Parent will cause the Surviving Company to maintain books and records with respect to the business in a manner that is reasonably sufficient to permit the calculation of the Revenue and EBITDA of the Surviving Company upon which the Earnout Payments are to be based. Solely for the purpose of calculating EBITDA, Parent will not cause the Surviving Company to artificially accelerate or delay the recognition of revenue or expense, but shall account for such items in accordance with accounting policies and procedures consistent with those employed in the preparation of Parent’s publicly filed financial statements. For purposes of calculating EBITDA, the cost of the accounting services and audits described in Section 3.2(a) and Section 6.1(h) shall not be charged to the Company.

(v) Until the expiration of the Earnout Period, (A) management of the Surviving Company shall propose initial and annual operating and capital expenditure budgets for the Surviving Company to, and such budgets shall be subject to the approval of, the governing body of the Surviving Company or Parent, (B) management of the Surviving Company shall have the authority to make expenditures provided for in such operating and capital expenditure budgets as so approved, (C) expenditures outside such operating and capital expenditure budgets shall be subject to the approval of the governing body of the Surviving Company or Parent and (D) Parent shall make reasonable working capital available to the Surviving Company to fund the ordinary course operations of the Surviving Company in the Ordinary Course of Business. The initial capital expenditure budget for the Surviving Company shall include at least $350,000 for marketing and $500,000 for research and development of Surviving Company products and services. Approval of such expenditures shall be subject to Parent’s policies and practices for approval of capital expenditures.

(vi) Solely for purposes of calculating EBITDA for purposes of the Earnout Payment, and until the expiration of the Earnout Period, no general administrative, management or overhead charge (or the like) of Parent will be levied against the Surviving Company. Expenses of the Surviving Company shall consist of those expenses incurred by the Surviving Company which are allocable to the period in question reasonably consistent in amount and nature to those incurred by the Company prior to the Closing and in the Ordinary Course of Business. Such expenses may include the actual cost to Parent for the replacement of services previously purchased by the Company (e.g., insurance, employee benefits, accounting) where Parent determines in good faith that such services are more economically provided by or through Parent.

(vii) Until the expiration of the Earnout Period, without the consent of Shareholder, (A) the Surviving Company shall not sell all or substantially all its assets and (B) Parent shall not sell all or a majority of the equity securities of the Surviving Company or cause the Surviving Company to merge with another Person other than an Affiliate of Parent, or otherwise cede ultimate control of the Surviving Company to any third party other than an Affiliate of Parent.

(d) Calculation Process and Administration. The amount of each Earnout Payment, if any, shall be calculated and agreed upon by the parties as follows:

(i) On or before each Payment Date, Parent shall prepare and deliver to Shareholder a statement setting forth the calculation of the amount of the Earnout Payment, if any, payable on such Payment Date (the “Earnout Statement”). The Earnout Statement shall set forth the basis of the calculation in reasonable detail. Parent shall provide Shareholder and his accountants and other representatives with reasonable access to all books and records and working papers to the extent reasonably necessary to enable Shareholder and such representatives to verify the calculation of the amount of the Earnout Payment, if any.

(ii) If Shareholder has any objections to the calculation of the Earnout Payment as set forth in the Earnout Statement, Shareholder shall deliver a detailed statement describing such objections to Parent in writing within forty-five (45) days after receiving the Earnout Statement. Parent and Shareholder will attempt in good faith to resolve any such objections. From and after the date of any written notice of objection, that portion of the Earnout Payment not in dispute shall be promptly paid by Parent to Shareholder and that portion of the Earnout Payment in dispute shall not be paid until a final determination of the Earnout Payment is made pursuant to this Section 3.3.

(iii) If Parent and Shareholder do not reach a resolution of all objections within 30 days after Parent has received the statement of objections, Parent and Shareholder will select a mutually acceptable accounting firm to resolve any remaining objections. If Parent and Shareholder are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Parent, the Company and the Surviving Company). The accounting firm will determine the amount of the Earnout Payments, if any, in accordance with GAAP and the accounting policies and procedures consistent with those employed in the preparation of Parent’s publicly filed financial statements. Each party shall provide the accounting firm, within 15 days of its selection, with a definitive statement of the position of such party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for purposes of resolving any objections to the calculation of the Earnout Payment. Parent will provide the accounting firm access to the books and records of the Surviving Company. Parent and Shareholder shall use their best efforts to cause the accounting firm to carry out a review of each unresolved objection and prepare a written statement of its determination regarding each unresolved objection within 30 days of its appointment. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Parent will revise the Earnout Statement as appropriate to reflect the resolution of any objections to the calculation of the Earnout Payment pursuant to this Section 3.3. Notwithstanding anything to contrary contained herein, the parties hereto will have available to them all remedies under this Agreement and Law for breach of any covenant contained in Section 3.3(c).

(iv) If Parent and Shareholder submit any unresolved objections to an accounting firm for resolution as provided in this Section 3.3, the fees, costs and expenses of the accounting firm and the out of pocket costs and expenses (including legal fees and costs) shall be allocated to and borne by Parent and Shareholder as determined by the accounting firm.

(v) Within 10 Business Days after the date on which the Earnout Payment is finally determined pursuant to this Section 3.3, Parent will deliver to Shareholder the aggregate amount of shares of Parent Common Stock, if any, payable pursuant to the terms of this Section 3.3. Shareholder acknowledges and agrees that neither Parent nor any other Person has made any guarantee or representation to Shareholder that that the Earnout Payments will be realized unless the Company’s performance results in attaining the target Revenue and EBITDA pursuant to this Section 3.3. Any Earnout Payment shall be treated as a component of the Purchase Price.

3.4 Indemnity Holdback. A portion of the Purchase Price in the amount of $200,000 (the “Indemnity Holdback Amount”) shall be deposited by Parent into an account mutually agreed to by Shareholder and Parent at RBC Centura Bank or any other mutually agreeable financial institution (the “Holdback Account”). The Indemnity Holdback Amount shall be applied in accordance with the terms of this Agreement to pay amounts owing or payable under this Agreement by Shareholder to Parent with any remaining funds to be distributed to Shareholder. The Indemnity Holdback Amount shall be applied by Parent as follows:

(a) In the event of a claim for indemnification pursuant to Article VII of this Agreement by a Parent Indemnified Party hereunder (a “Claim”), Parent shall give Shareholder the Required Notice pursuant to Section 7.4 of this Agreement.

(b) In the event that (i) Shareholder shall not have furnished to Parent a written objection to the Required Notice within thirty (30) calendar days of receipt thereof or (ii) Shareholder shall have delivered to Parent, Shareholder’s written objection to the Required Notice and either (x) Shareholder and Parent shall have, subsequent to the giving of such notice, mutually agreed that Shareholder is obligated to indemnify the Parent Indemnified Parties for a specified amount or (y) Parent and Shareholder shall have received a final, non-appealable order of any court of competent jurisdiction (the “Court”) relating to the disposition of such Claim (a “Final Judgment”), Parent shall disburse to the Parent Indemnified Party the entire amount determined to be owed to the Parent Indemnified Part as set forth in the Required Notice, the Final Judgment, or as determined by mutual agreement of Parent and Shareholder, as the case may be.

(c) On March 31, 2008 (the “Initial Disbursement Date”), so long as there is no Claim then pending, Parent shall disburse one half of the Indemnity Holdback Amount (including any earnings thereon) to Shareholder. If there is a Claim pending on the Initial Disbursement Date, Parent shall disburse to Shareholder an amount equal to one-half of (i) the Indemnity Holdback Amount (including any earnings thereon) less (ii) the amount for which indemnification has been demanded in the applicable Required Notice.

(d) On March 31, 2009 (the “Final Disbursement Date”), so long as there is no Claim then pending, Parent shall disburse the remaining Indemnity Holdback Amount (including any earnings thereon) to Shareholder. If there is a Claim pending on the Final Disbursement Date, Parent shall disburse to Shareholder an amount equal to (i) the remaining Indemnity Holdback Amount (including any earnings thereon) less (ii) the amount for which indemnification has been demanded in the applicable Required Notice.

(e) Unless Parent shall disburse the Indemnity Holdback Amount (including any earnings thereon) pursuant to this Section 3.4 and except as otherwise mutually agreed upon by Parent and Shareholder in writing, Parent shall continue to hold the Indemnity Holdback Amount (including any earnings thereon) in the Holdback Account until receipt by Parent of a Final Judgment. Upon receipt by Parent of a Final Judgment, Parent shall disburse the Indemnity Holdback Amount (including any earnings thereon) as provided in such Final Judgment.

3.5 Payment of Purchase Price. The Purchase Price shall be paid in the following manner:

(a) On the Closing Date, Parent shall pay Shareholder $1,111,296, less the Indemnity Holdback Amount by wire transfer of immediately available funds to an account that Shareholder designates prior to the Closing Date.

(b) On the Closing Date, Parent shall issue and deliver to Shareholder 260,000 shares of Parent Common Stock (the “Initial Shares”).

(c) On the Closing Date, Parent shall deposit the Indemnity Holdback Amount in the Holdback Account.

(d) The Earnout Payments, if any, shall be paid and delivered to Shareholder in accordance with Section 3.3 of this Agreement.

All amounts set forth herein are stated in U.S. dollars.

3.6 Lock-Up Agreement. During the applicable Restricted Period, Shareholder shall not sell, pledge, hedge or otherwise dispose of any direct or indirect economic interest in any of the Parent Common Stock (including by entering into any covered or uncovered short transaction). “Restricted Period” means (a) with respect to the Initial Shares, the period ending 180 days after the Closing Date and (b) with respect to any shares of Parent Common Stock issued as Earnout Payments, the period ending 180 days after the applicable Payment Date.

3.7 Restrictions on Parent Common Stock; Resale Registration.

(a) The shares of Parent Common Stock to be issued in the Merger, including the shares issued as Earnout Payments, if any, will be restricted securities which may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement of Parent filed under the Securities Act of 1933, as amended (the “Securities Act”), or in accordance with an opinion of counsel in form and substance reasonably satisfactory to Parent that an exemption from such registration is available. In addition, to the extent Shareholder would be a reporting person under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) his shares of Parent Common Stock would be subject to the restrictions of Section 16(b) of the Exchange Act. Subject to the terms of this Agreement, Parent shall have the right to offset indemnity claims, if any, for breaches of this Agreement against the Parent Common Stock issuable to Shareholder as Earnout Payments, if any.

(b) The certificates representing the Parent Common Stock issued to Shareholder shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF

BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The stock certificates evidencing the Parent Common Stock may also bear any legends required by applicable blue sky Laws.

(c) Parent shall use its reasonable best efforts to file a resale registration statement under the Securities Act on or before 90 days after the Closing Date (or, if at such time Parent has on file with the Securities and Exchange Commission an effective shelf registration statement pursuant to which Parent may register such shares of Parent Common Stock for resale by Shareholder by means of filing a prospectus supplement or amendment thereto, file such prospectus supplement or amendment) and take such other commercially reasonable actions as are required to permit such Parent Common Stock to be resold pursuant to such registration statement for a period of at least one year thereafter; provided, however, that notwithstanding the foregoing, Parent shall not have an obligation to file any such resale registration statement (or prospectus supplement or amendment, if applicable, thereto) if Parent is at such time not eligible to register shares of Parent Common Stock for resale on Form S-3 (or any successor form). In the event that Parent shall not register such shares of Parent Common Stock for resale in accordance with the provisions of this Section, then Parent shall take reasonable action to facilitate the sale of any such Parent Common Stock under Rule 144 of the Securities Act. All expenses of filing such prospectus supplement or amendment will be borne by Parent but Parent will not be responsible for any expenses of Shareholder (including without limitation for any underwriting commissions or discounts or any legal or other advisory expenses of Shareholder).

(d) Parent may, at its option, but without any obligation to do so, include in any non-underwritten registration of shares of Parent Common Stock any or all such shares issued or to be issued for the account of Shareholder hereunder. The inclusion of any shares of Parent Common Stock issued to Shareholder hereunder that are subject to the restrictions set forth in Section 3.6 in a registration statement filed by Parent, or a prospectus supplement or amendment thereto, shall not affect the operation of Section 3.6 except as otherwise agreed by Parent in its sole discretion.

(e) Parent will indemnify and hold harmless, to the fullest extent permitted by Law, Shareholder from and against all damages, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in a registration statement pursuant to which any of the shares of Parent Common Stock issued to Shareholder hereunder are registered for resale (each a “Resale Registration Statement”), any prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based upon information with respect to Shareholder furnished in writing to Parent by Shareholder expressly for use therein; provided, however, that Parent will not be liable to Shareholder to the extent that any such damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) Shareholder failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by Shareholder of shares of Parent Common Stock to the person asserting the claim from which such damages arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of Parent with copies of the prospectus as so amended or supplemented delivered by Parent, and Shareholder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of shares of Parent Common Stock to the person asserting the claim from which such damages arise; provided, further, however, that the indemnity agreement contained in this Section 3.7(e) will not apply to amounts paid in settlement of any such damages if such settlement is effected without the consent of Parent (which consent will not be unreasonably withheld).

(f) Shareholder will indemnify and hold harmless, to the fullest extent permitted by Law, Parent and its Affiliates (including, from and after the Closing, the Surviving Company), the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each underwriter of securities covered by a Resale Registration Statement, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person, from and against all damages, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are contained in information with respect to Shareholder furnished in writing to Parent by Shareholder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 3.7(f) will not apply to amounts paid in settlement of any such damages if such settlement is effected without the consent of Shareholder (which consent will not be unreasonably withheld).

3.8 Payment of Certain Indebtedness. Within 30 days after the Closing Date, Parent shall pay in full the Indebtedness of the Company listed on Schedule 3.8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Shareholder, jointly and severally, hereby represent and warrant to Parent and Merger Sub that:

4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization and where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. Shareholder is an individual residing in the State of Minnesota with the requisite competence and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been, and each of the Ancillary Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and Shareholder and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Ancillary Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company and Shareholder, enforceable against the Company and Shareholder in accordance with their respective terms, subject to the Remedies Exception.

4.3 Conflicts; Consents of Third Parties.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the execution and delivery by the Company of this Agreement or the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company; (ii) any Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company is bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b) Except (i) as may be necessary as a result of any facts or circumstances relating to Parent, Merger Sub or any of their Affiliates, (ii) for the filing of the Certificate of Merger as required by applicable Law or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (x) the execution and delivery of this Agreement or any of the Ancillary Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby or (y) the continuing validity and effectiveness immediately following the Closing of any Permit of the Company.

4.4 Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 100,000 shares of Company Stock (no par value), of which 5,000 shares of Company Stock are issued and outstanding and owned by Shareholder. No preemptive rights or rights of first refusal or similar rights exist with respect to any Company Stock and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Other than as set forth herein, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that would require the Company to issue or sell any Company Stock or other equity securities (or securities convertible into or exchangeable for Company Stock or other equity securities). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of Company Stock. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares.

(b) Issuance of Common Stock. All the Company Stock has been validly issued and is fully paid and nonassessable. All of the Company Stock was issued in compliance with all applicable state and federal securities Laws and none was issued in violation of any preemptive rights, rights of first refusal or other similar rights. Upon the consummation of the Merger, 100% of the capital stock of the Company on a fully diluted basis will be converted to the Purchase Price and cease to exist and there will be no outstanding options, warrants, calls, rights, commitments or agreements of any kind to which the Company is party or by which it is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of any class or series of, or other equity interest in, the Company or any securities convertible or exchangeable into or evidencing the right to purchase any shares of capital stock of any class or series of, or other equity interest in, the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(c) Title to Shares. Shareholder has absolute and unencumbered title to all of the outstanding Company Stock, free and clear of all liens, and no Person other than Parent and Merger Sub has any interest or right whatsoever in or to the Company Stock or any part thereof. Shareholder warrants title to the Company Stock and covenants and agrees at his expense to defend Parent’s right, title and ownership of the Surviving Company against the claims and demands of all Persons claiming to have any interest or right in or to Company Stock, which interest or right relates to a period ending on or before the Closing Date.

(d) Shareholder Litigation. There are no known proceedings or litigation of any kind pending against Shareholder with respect to Company Stock, including any such proceedings which would constitute a Lien on Company Stock, or which contests Shareholder’s ownership of, or rights to transfer his shares of Company Stock at Closing.

(e) Board/Officers. The following individuals are all of the members of the Board of Directors and all of the officers of the Company:

Name	Position Held
Paul Streitz	Director
Jerome Streitz, Sr.	Director
Paul Streitz	Chief Executive Officer, Chief Financial Officer and Secretary

(f) Resignations. No Person other than those named in Section 4.4(e) shall be elected to the board of directors of the Company or appointed as an officer of the Company and, at the Closing, there shall be delivered to Parent the resignations of said individuals as requested by Parent as directors and officers of the Company with said resignations to be effective as of the Closing.

4.5 Subsidiaries. The Company does not own any Subsidiary, nor does it own, directly or indirectly, any outstanding voting securities, stock of or other interest in, or control, any other Person.

4.6 Corporate Records.

(a) The Company has delivered to Parent a true, correct and complete copy of the articles of incorporation (certified by the Secretary of State of the State of Minnesota) and by-laws (certified by the Company’s secretary) of the Company in each case as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute book of the Company relating to the meetings and other material corporate action of the shareholders and the board of directors (including committees thereof) of the Company during the five (5) years immediately preceding the date hereof, which have previously been made available to Parent, contain materially true, correct and complete records of all such meetings and accurately reflect all material corporate action of the shareholders and the board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Parent are true, correct and complete. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.7 Financial Statements. The Company has delivered to Parent copies of (i) the unaudited balance sheets of the Company as of December 31, 2004, 2005 and 2006, and the related unaudited statements of income and cash flows of the Company for the years then ended (the “Year End Financial Statements”) and (ii) the unaudited balance sheet of the Company as of June 30, 2007 and the related statements of income and cash flows of the Company for the six (6) month period then ended (the “Most Recent Financial Statements,” and together with the Year End Financial Statements and including the related notes and schedules thereto, the “Financial Statements”). Each of the Financial Statements has been prepared without modification of the accounting principles used in the preparation thereof throughout the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, except that the Financial Statements lack footnotes and the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate). The unaudited balance sheet of the Company included in the Most Recent Financial Statements is referred to herein as the “Balance Sheet” and the date of the Balance Sheet is referred to herein as the “Balance Sheet Date.”

4.8 No Undisclosed Liabilities. The Company has no material Liabilities (required under GAAP to be reflected on a balance sheet or the notes thereto) other than those specifically reflected on and fully reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date.

4.9 Absence of Certain Developments. Except as set forth on Schedule 4.9 or otherwise agreed by Parent or Shareholder in writing, since the Balance Sheet Date, the Company has not (a) issued, sold, pledged, disposed of, encumbered or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company; (b) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock, or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, or other securities; (c) paid any bonus to or increased the rate of compensation of any of its officers, or salaried employees, or amended any other terms of employment or engagement of such persons; (d) sold, leased or transferred any of its properties or assets or acquired any properties or assets other than in the Ordinary Course of Business; (e) made or obligated itself to make capital expenditures out of the Ordinary Course of Business; (f) made any payment in respect of its Liabilities other than in the Ordinary Course of Business or failed to make any such payment in the Ordinary Course of Business; (g) except in the Ordinary Course of Business, incurred any Liabilities or Indebtedness or entered into any transaction or series of transactions involving in excess of $25,000 in the aggregate, except for this Agreement and the transactions contemplated hereby; (h) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $25,000 in the aggregate; (i) suffered any extraordinary losses (whether or not covered by insurance); (j) waived, canceled, compromised or released any rights having a value in excess of $25,000 in the aggregate; (k) made or adopted any change in its accounting practice or policies or made or revoked any material Tax election; (l) made any adjustment to its books and records other than in the Ordinary Course of Business; (m) entered into any transaction with Shareholder or any Affiliate of the Company or Shareholder, (n) entered into any employment agreement that is not terminable at Closing without any liability or obligation; (o) terminated, amended or modified any agreement involving an amount in excess of $25,000 in the aggregate; (p) imposed any security interest or other Lien on any of its assets other than in the Ordinary Course of Business; (q) delayed paying any account payable beyond 45 days following the date on which it is due and payable except to the extent being contested in good faith; (r) made or pledged any charitable contributions in excess of $5,000 in the aggregate; (s) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions or property transfer of capital other than as permitted or provided in this Agreement; (t) increased or decreased prices charged to customers, except in the Ordinary Course of Business; (u) taken any actions which would reasonably be expected to result in any loss of customers; (v) taken action or failed to take action which would reasonably be expected to jeopardize the Company’s business, licenses or contracts; (w) failed to maintain assets and equipment in their present condition, reasonable wear and tear accepted; (x) suffered any lapse, cancellation or other failure to maintain in full force and effect all existing hazard, liability and all other insurance (y) failed to conduct its business in compliance with all applicable Laws and regulations; (z) amended its articles of incorporation, by-laws or equivalent organizational documents (aa) made any changes in the officers or directors of the Company; (bb) made any material change in banking arrangements, personnel policies or fringe benefits for the Company; (cc) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Company; or (dd) agreed to do or authorized any of the foregoing.

4.10 Taxes.

(a) The Company has timely filed all Tax Returns that it was required to file under applicable Tax Laws and regulations. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or adequate reserves for the payment thereof have been established therefor in the Financial Statements. The Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. No written notice has been received from a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Exceptions) upon any of the assets of the Company.

(b) The Company has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Taxing Authority against the Company in writing, or otherwise to the Knowledge of the Company.

(e) There is no action, suit, Taxing Authority proceeding, audit or claim for refund in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company regarding Taxes.

(f) The Company will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing, (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing, or (iii) as a result of an election under Section 1362 of the Code, to include any amount in income under Section 1363(d) of the Code in any taxable period (or portion thereof) beginning after the Closing.

(g) In the past five (5) years, the Company has not been a member of an Affiliated Group filing a federal consolidated Tax Return (other than a group the common parent of which was the Company), filed or been included in a combined, consolidated or unitary income Tax Return (other than a Tax Return that included the Company), and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Company has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar state or local Laws) or as a successor or transferee.

(h) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(i) As a result of the Merger neither the Company nor Parent nor any Affiliate of either will be obligated to make a payment to a person that will be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) True, correct and complete copies of all income Tax Returns filed by or with respect to the Company for taxable periods ending on or after December 31, 2002 have been furnished or made available to Parent (including by way of on-site availability at the place of business of the Company).

(l) The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.

(m) The Company is not subject to Tax, nor does it have a permanent establishment in, any non-U.S. jurisdiction.

(n) The Company has not distributed stock of an Affiliate in a transaction that was purported or intended to be governed by Section 355 of the Code.

(o) The Company will incur no fines, penalties or Tax payment obligations as the result of the Merger failing to qualify as a reorganization within the meaning of Section 368 of the Code for periods prior to, or ending on the Closing Date.

(p) There are no Liens relating to Taxes upon the assets of the Company (other than for Liens described in Item (ii) of the definition of “Permitted Exceptions”).

(q) The Company is currently, and has been at all times since its formation, properly classified and qualified as an “S” corporation under the Code. A copy of the Company’s election under Section 1362 and the IRS’s acknowledgment of the Company’s status as an “S” corporation has been provided to Parent.

(r) The Company has not and will not be subject to any Taxes for any period ending on or prior to the Closing Date pursuant to Section 1374 or Section 1375 of the Code.

4.11 Real Property

(a) The Company does not own any real property or interests in real property. Schedule 4.11(a) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Company Leased Property” and collectively, the “Company Leased Properties”) as lessee or lessor, including a description of each real property lease (“Real Property Lease”) for such Company Leased Properties (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company Leased Properties constitute all material interests in real property currently used, occupied or currently held for use in connection with the business of the Company. All of the Company Leased Properties and the buildings, fixtures and improvements thereon are in materially good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in materially good operating condition, and no condition exists requiring material repairs, alterations or corrections. To the Knowledge of the Company, none of the improvements located on the Company Leased Properties constitute a legal non-conforming use. The Company has delivered or made available to Parent true, correct and complete copies of all Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Leased Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 4.11(a).

(b) To the Knowledge of the Company, the Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default of any of the Real Property Leases, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all material certificates of occupancy and material Permits of any Governmental Body necessary for the use and operation of each Company Leased Property as currently used and operated by the Company. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit other than any defaults or violations that would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Leased Property or any part thereof, and the Company has not received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Leased Property requiring performance of any structural or other repairs or alterations to such Company Leased Property.

(f) The Company does not own, does not hold, is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12 Personal Property.

(a) Except as set forth in Schedule 4.12(a), the Company has good title to all of the items of personal property (whether tangible or intangible) used in the operation of the business of the Company (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens other than Permitted Exceptions. All such assets constituting tangible personal property are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted).

(b) Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases are in reasonably good condition and repair (ordinary wear and tear excepted), and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13 Technology and Intellectual Property.

(a) The Company owns, free and clear from all Liens or otherwise possesses legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of the Company’s business as currently conducted. The Intellectual Property owned by the Company (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company comprise all of the Intellectual Property that is or has at any time been used in or is reasonably necessary to conduct the business of the Company as currently conducted.

(b) Schedule 4.13(b) sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Schedule 4.13(b)(ii) sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Schedule 4.13(b)(i). Schedule 4.13(b)(iii) sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or (B) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are in full force and effect.

(c) To the Knowledge of the Company, none of the products or services distributed, sold or offered by the Company, nor any technology or materials used in connection therewith, in any material respect, infringes upon or misappropriates any Intellectual Property of any third party, which infringement or misappropriation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and the Company has not received within the prior twelve (12) months any written notice asserting that any such infringement or misappropriation has occurred. To the Knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) To the Knowledge of the Company, no Person is infringing, diluting, violating, misusing or misappropriating any registered Intellectual Property or material Intellectual Property owned by the Company, and no written claims of infringement, dilution, violation, misuse or misappropriation of any Company Intellectual Property or material Intellectual Property owned by the Company have been made against any Person by the Company within the last twelve (12) months.

(e) The Company has taken commercially reasonable steps to maintain the confidentiality of all material trade secrets of the Company, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Intellectual Property enter into non-disclosure and invention assignment agreements in the Company’s standard forms.

(f) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company challenging the ownership, use, validity or enforceability of any registered Intellectual Property or material Intellectual Property owned by the Company. The Company has not received written notice of any such threatened claim. To the Knowledge of the Company, the Intellectual Property Licenses are valid and enforceable.

(g) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Owned Intellectual Property that has been issued or registered or is the subject of a pending application have been timely paid, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) To the Knowledge of the Company, none of the Owned Intellectual Property or Intellectual Property Licenses are subject to any outstanding Order, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or affects the validity, use or enforceability of any such Intellectual Property.

(i) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Company’s right to own or use any of the Company Intellectual Property. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Company Intellectual Property to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

4.14 Material Contracts.

(a) Schedule 4.14 sets forth, by reference to the applicable subsection of this Section 4.14, all of the following Contracts that are written, and to the Knowledge of the Company, that are oral, to which the Company is a party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract with Shareholder or an Affiliate of Shareholder or any current or former officer, director, shareholder or Affiliate of the Company;

(ii) any Contract with any labor union or association representing any employee of the Company;

(iii) any Contract for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) any Contract for joint ventures, strategic alliances, partnerships, licensing arrangements or franchise agreements, sharing of profits or proprietary information;

(v) any Contract containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi) any Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements or conditional sale or title retention agreements;

(viii) any Contract providing for payments by or to the Company in excess of $10,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(ix) any Contract requiring the Company to purchase or sell goods or services; (A) with firm commitments having a value in excess of $10,000 or (B) having a term which is greater than six (6) months and which is not terminable by the Company on less than ninety (90) days’ notice without the payment of any termination fee or similar payment;

(x) any Contract under which the Company has made advances or loans to any other Person in excess of $10,000 in any fiscal year or $50,000 in the aggregate during the term thereof, except advances to employees for training, travel and business expenses in the Ordinary Course of Business;

(xi) any Contract providing for severance, retention, change in control or other similar payments;

(xii) any Contract for the employment of any individual on a full-time, part-time or consulting or other basis, except if such individual’s base annual compensation is less than $100,000;

(xiii) any Contract relating to the advertising, marketing or promotion of the business of the Company, which individually requires the Company to spend in excess of $25,000 per annum;

(xiv) any agreements providing for the indemnification by the Company of any Person;

(xv) any confidentiality agreements entered into by the Company during the period commencing two (2) years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company was restricted from providing information to third parties;

(xvi) any Contract providing for any rebates, allowances or discounts to customers or from suppliers to the Company; and

(xvii) all other agreements, contracts or commitments not made in the Ordinary Course of Business which are material to the Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 4.14, continue in full force and effect without penalty or other adverse consequence, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as stated in Schedule 4.14, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would (i) constitute a material breach or default of the Company or to the Knowledge of the Company any other party under a Material Contract or (ii) permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Liens on the assets or securities of the Company, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, a Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract. The Company has made available or delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Except for the Material Contracts set forth in Schedule 4.14 the Company is not a party to any other Material Contract.

4.15 Employee Benefits Plans.

(a) Schedule 4.15 sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, arrangements or payroll practices, including any material bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which the Company has any obligation or liability, contingent or otherwise (collectively, the “Company Plans”). No Company Plan is subject to Title IV of ERISA or Section 412 of the Code or is or has been subject to Sections 4063 or 4064 of ERISA. Neither the Company nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. No Company Plans provide benefits or otherwise cover employees located outside of the United States. The Company does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any “multiemployer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Parent by the Company, to the extent applicable: (i) the document constituting the plan, all related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) Form 5500 and all schedules thereto for the three most recent years; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan description and all summaries of material modifications or certificates if coverage; and (vi) written descriptions of all non-written Company Plans.

(c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, except for any failures that, individually and in aggregate, would not have a Material Adverse Effect.

(d) Each Company Plan intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified and each trust thereunder intended to be exempt from Federal income taxation under Section 501 of the Code is so exempt, and, to the Knowledge of the Company and the Shareholder, nothing has occurred with respect to the operation, administration or maintenance of the Company Plans that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code.

(e) All contributions (including all Company contributions and employee salary reduction contributions) required to have been made under each Company Plan or insurance policy (including workers compensation) by the terms thereof or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been timely made or have been properly accrued on the Financial Statements.

(f) Neither the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of (i) Section 4069 or 4212(c) of ERISA or (ii) Section 4975 of the Code or Section 406 of ERISA, unless otherwise exempted, that could result in any liability for the Company, the Company Plans or the sponsor or administrator of any of the Company Plans.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or, to the Knowledge of the Company and the Shareholder, against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or Shareholder have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

(h) None of the Company Plans provides for, and the Company has no liability, contingent or otherwise, for, post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under an Law. The Company has complied with any Law requiring notice and continuation coverage under any Company Plan to be offered to an employee who has terminated employment.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee, officer, director or consultant of the Company, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Company Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Company Plan.

(j) Any individual who performs services for the Company (other than through a Contract with an organization other than such individual) and who is not treated as an employee of the Company for Federal income Tax purposes by the Company is not an employee for such purposes, except for any misclassifications that would not reasonably be expected to have a Material Adverse Effect.

(k) There is no Company Plan, contract, or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company pursuant to the terms of Section 280G of the Code.

(l) The Company will adopt a corporate written action to freeze the Advanced Lighting Systems, Inc. 401(k) Plan prior to the Closing Date and no additional contributions will be permitted after such date, unless accrued for any prior payroll cycles, and no new entrants to such plan will be permitted after such date. Subject to applicable law (including any applicable notice requirements) Parent or Merger Sub may request that all Aflac policies be terminated at any time, including on or before the Closing Date.

4.16 Labor.

(a) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to or cover employees of the Company. To the Knowledge of the Company, no current employees of the Company (the “Employees”) are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and, to the Knowledge of the Company, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, there is no organizing activity involving the Company pending or threatened by any labor organization or group of Employees.

(b) To the Knowledge of the Company, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees that, individually or in the aggregate, would have a Material Adverse Effect.

(c) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar Tax except for immaterial non-compliance, in each case that, individually or in the aggregate, would not have a Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing with respect to which any liability under WARN has not been satisfied in full.

(d) The Company has complied with all applicable Laws, rules and regulations regarding employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans With Disabilities Act, all as amended. The Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the “Immigration Act”). With respect to each employee of the Company for whom compliance with the Immigration Act is required, the Company has on file a true, accurate and complete copy of such employee’s form I-9 and all other records, documents or other papers prepared, procured and/or retained pursuant to the Immigration Act. The Company has not been fined, cited or served with any notice of intent to fine or cease and desist order, nor has any action or administrative proceeding been initiated or threatened against the Company by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

(e) Any individual who is or should be classified as a current or former employee, as defined under the Code, and any other independent contractor or service provider of the Company (i) has been paid in full for all pay periods ending before the Closing Date (ii) is not entitled to any unpaid overtime, bonus, commission, phantom stock arrangement or other forms of compensation earned in or attributable to pay periods ending prior to the Closing Date, (iii) has not earned, accrued or credited with any paid time off for sickness or illness in excess of 24 hours or (iv) has not earned, accrued or credited with any vacation leave in excess of 80 hours.

4.17 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or, to the Knowledge of the Company, pending or threatened against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. The Company is not subject to any Order, and the Company is not in breach or violation of any Order. The Company was not a party during the five (5) years preceding the date hereof to Legal Proceedings which are closed.

4.18 Compliance with Laws; Permits.

(a) The Company is in compliance with all Laws applicable to its business, operations or assets, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Schedule 4.18(b) contains a list of all Permits which are required for the operation of the business of the Company as presently conducted (the “Company Permits”), other than those the failure of which to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company currently has all Permits which are required for the operation of its business as presently conducted, other than those the failure of which to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Company Permit, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Company Permit. None of the material Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

4.19 Environmental Matters.

(a) the operations of the Company have been (for the last five (5) years) in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) the Company is not the subject of any outstanding Order or Contract with any Governmental Body or Person with respect to or otherwise relating to Environmental Laws or Environmental Costs and Liabilities;

(c) no claim is pending or, to the Knowledge of the Company, threatened against the Company or involving any property owned or leased by the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any property currently or (while owned, operated or leased by the Company) formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company incurring material Environmental Costs and Liabilities;

(e) there are no investigations of the business, operations, or property currently or, to the Knowledge of the Company, (while owned, operated or leased by the Company) previously owned, operated or leased by the Company pending or, to the Knowledge of the Company, threatened which could lead to the imposition of any material Environmental Costs and Liabilities or Liens under Environmental Law;

(f) to the Knowledge of the Company, there is not located at any of the properties currently or (while owned, operated or leased by the Company) previously owned, operated or leased by the Company any (i) aboveground or underground storage tanks over which the Company has or had control, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment other than utility-owned equipment containing polychlorinated biphenyls; and

(g) the Company has provided or made available to Parent all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company, to the extent in the possession, custody and control of the Company.

4.20 Related Party Transactions. Except as set forth on Schedule 4.20, no employee or officer of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to (with the exception of wages, salary, benefits and reimbursement for certain business expenses arising out of such Related Person’s capacity as an employee of the Company), nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any material business arrangement or other material relationship with the Company (whether written or oral) (other than relationships arising out of such Related Person’s capacity as an employee or officer of the Company), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, landlord, tenant, creditor or debtor of the Company.

4.21 Banks; Power of Attorney. Schedule 4.21 (i) contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company.

4.22 Franchise Matters. The Company has not offered or sold to any third parties any franchises, master franchises, area development agreements, sub-franchises, licenses, business opportunities or seller-assisted marketing plans, domestically or internationally.

4.23 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.24 Insurance. The Company is covered by valid, outstanding, enforceable policies of insurance covering its property, assets and business in coverage amounts listed on Schedule 4.24 (i) (the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due thereon have been paid through the Closing Date. The Company has complied with the provisions of such Insurance Policies applicable to it, and there is no pending claim under any of the Insurance Policies for loss or damage to the properties, assets or business of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder. The Company has not received notice of default under any such policy, nor has it received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 4.24 (i) sets forth a complete and accurate summary of all insurance policies and all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Balance Sheet.

4.25 Receivables. All of the receivables of the Company are valid and legally binding, represent bona fide transactions and arose in the Ordinary Course of Business of the Company. All of the receivables are good and collectible receivables and are reasonably expected to be collected in accordance with the past practice and terms of such receivables, without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Financial Statements, as reasonably adjusted consistent with generally accepted accounting principals since the date of the Financial Statements.

4.26 Indebtedness at Closing. Except as set forth on the Balance Sheet, at Closing, the Company shall have no Indebtedness outstanding other than trade payables not yet delinquent incurred in the Ordinary Course of Business.

4.27 Investment Intent; Accredited Investor Status. Shareholder has had the opportunity to discuss the transactions contemplated hereby with Parent and has had the opportunity to obtain such information pertaining to Parent as has been requested, including but not limited to filings made by Parent with the SEC under the Exchange Act. Shareholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he is capable of evaluating the merits and risks of an investment in the Parent Common Stock. Shareholder hereby represents that (i) he is acquiring the Parent Common Stock for his own account for purposes of investment and he has no present intention to distribute such Parent Common Stock, and (ii) he can bear the economic risk of losing his investment in the Parent Common Stock and has adequate means for providing for his current financial needs and contingencies. Shareholder has the financial acumen and sophistication to make an informed investment decision with respect to the shares of Parent Common Stock to be issued hereunder and under the Ancillary Documents (the “Shares”), understands that the Shares are restricted and not freely tradable, and has had the opportunity to inquire to Parent and ask all relevant questions regarding the Parent, its operations and financial condition and has received answers to any and all of such questions. Shareholder represents and warrants that Shareholder has reviewed the Parent’s public filings with then Securities and Exchange commission, including the risk factors set forth thereunder. Shareholder further represents and warrants that he is a resident of the State of Minnesota, and the Parent has relied on the aforesaid representations in entering into this Agreement and issuing and agreeing to issue shares to Shareholder.

Notwithstanding anything contained in this Article IV or any other provision of this Agreement, it is the explicit intent of each party hereto that Shareholder and the Company are not making any representation or warranty whatsoever, oral or written, express or implied, except those representations and warranties set forth in this Agreement. In entering into this Agreement, each of Parent and Merger Sub expressly acknowledges and agrees that, other than those representations and warranties set forth in this Agreement, it is not relying on any statement, representation or warranty, including those which may be contained in any materials provided by Shareholder or the Company, and Shareholder and the Company hereby disclaim any such other representations and warranties. The foregoing representations and warranties shall be true and correct as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, they shall be true and correct only as of such earlier date). Said warranties and representations and other representations and warranties contained in other parts of this Agreement have been made by Shareholder and the Company to induce Parent and Merger Sub to enter into this Agreement and Shareholder is aware that Parent and Merger Sub have relied upon said representations and warranties in entering into this Agreement. Subject to the terms of Article VII, all of the representations and warranties set forth in this Agreement shall survive the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub hereby represent and warrant to the Company that:

5.1 Organization and Good Standing. Each of Parent and Merger Sub is a business entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and carry on its business as now conducted.

5.2 Authorization of Agreement. Each of Parent and Merger Sub has full corporate or limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each Ancillary Document will be at or prior to the Closing, duly and validly executed and delivered by Parent and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Ancillary Document when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms.

5.3 Conflicts; Consents of Third Parties.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the execution and delivery by Parent or Merger Sub of this Agreement and of the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent or Merger Sub; (ii) any material Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law.

(b) Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates or (iii) for the filing of the Certificate of Merger as required by applicable Law, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement, the Ancillary Documents or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof.

5.4 Litigation. There are no material Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or to which either Parent or Merger Sub is otherwise a party relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6 Investment Intent. Parent and Merger Sub are acquiring the Company for their own account for investment purposes, and not with a view to the distribution of any capital stock thereof.

5.7 Parent Common Stock. The shares of Parent Common Stock will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

5.8 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Parent SEC Reports”) with the Securities and Exchange Commission (the “SEC”). The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that was superseded by subsequent Parent SEC Reports.

(b) The audited financial statements and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Parent at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year end adjustments (which will not be material individually or in the aggregate)).

Notwithstanding anything contained in this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that Parent and Merger Sub are not making any representation or warranty whatsoever, oral or written, express or implied, except those representations and warranties set forth in this Agreement. In entering into this Agreement, each of Shareholder and the Company expressly acknowledges and agrees that, other than those representations and warranties set forth in this Agreement, it is not relying on any statement, representation or warranty, including those which may be contained in any materials provided to Shareholder or the Company, and Parent and Merger Sub hereby disclaim any such other representations and warranties. The foregoing representations and warranties shall be true and correct as of the Closing Date. Said warranties and representations and other representations and warranties contained in other parts of this Agreement have been made by Parent and the Merger Sub to induce Shareholder and the Company to enter into this Agreement and Parent is aware that Shareholder and the Company have relied upon said representations and warranties in entering into this Agreement. Subject to the terms of Article VII, all of the representations and warranties set forth in this Agreement shall survive the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Parent and Merger Sub in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company and Shareholder shall be true and correct as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, they shall be true and correct only as of such earlier date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) since the date hereof, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect;

(d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 6.1(a)-(d) have been satisfied in all respects;

(f) (i) to the extent applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted and the Company shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Company shall have obtained all consents, waivers and approvals required for the consummation of the transactions herein in a form reasonably satisfactory to Parent;

(g) Parent shall have received the following items:

(i) copies of Board and shareholder resolutions, certified by the Secretary of the Company, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(ii) a copy of an Assignment and Assumption Agreement pursuant to which certain extrusion equipment is transferred to the Company, duly executed by Streitz Properties, LLC in a form reasonably acceptable to Parent (“Assignment and Assumption Agreement);

(iii) a copy of the Employment Agreement, the form of which is attached hereto as Exhibit C (the “Employment Agreement”) duly executed by Shareholder;

(iv) copies of the resignations of the officers and directors of the Company;

(v) certificates of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the State of Minnesota and for each state in which the Company is qualified to do business as a foreign corporation;

(vi) an opinion, dated as of the Closing Date, from counsel for the Company and Shareholder, substantially in the form attached hereto as Exhibit D provided, Parent shall pay up to $5000.00 of the reasonable cost of the Company in obtaining the opinion;

(vii) a copy of the Real Estate Lease, the form of which is attached hereto as Exhibit E, duly executed by Streitz Properties, LLC;

(viii) all necessary consents, if any, with respect to Material Contracts shall have been obtained and Parent shall have received satisfactory evidence thereof;

(ix) a certification of non-foreign status executed by Shareholder, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(x) trademark and patent assignments for the Company’s trademark and patent rights;

(xi) releases from Marlon Leichner and Timothy Mieckowski in form and substance reasonably satisfactory to Parent;

(xii) such certificates from the officers of the Company and the Shareholder as are reasonably required by Parent; and

(xiii) evidence that the Sterns Bank UCC filing # 2191735 has been terminated; and

(h) Audited Financial Statements. Parent shall have received audited financial statements for the Company, prepared by Cross, Fernandez and Riley, LLP which satisfy the form 8-K filing requirements applicable to the transactions contemplated by this Agreement of the Securities and Exchange Commission and which do not materially differ from the Financial Statements and Balance Sheet; provided, however, that in determining whether such audited financial statements materially differ from the Financial Statements and the Balance Sheet, neither the lack footnotes nor any normal year-end adjustments in the Financial Statements and Balance Sheet shall be considered.

6.2 Conditions Precedent to Obligations of the Company. The obligations of the Company and Shareholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Company and Shareholder in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent and Merger Sub shall be true and correct as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, they shall be true and correct only as of such earlier date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Parent or Merger Sub or their ability to consummate the transactions contemplated hereby;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) to the extent applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted and Parent and Merger Sub shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(e) The Company and Shareholder shall have received the following items:

(i) the portion of the Purchase Price payable to Shareholder at Closing;

(ii) confirmation that the Indemnity Holdback Amount was deposited into the Indemnity Holdback Account;

(iii) copies of Board resolutions of Parent and Merger Sub, certified by the Secretary of Parent or Merger Sub, as applicable, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(iv) certificates of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to Parent and Merger Sub issued by the Secretary of State of the State of Delaware;

(v) a copy of the Assignment and Assumption Agreement duly executed by Parent and the Surviving Company;

(vi) a copy of the Employment Agreement duly executed by Parent or one of its Affiliates;

(vii) a copy of the Real Estate Lease duly executed by the Surviving Company;

(viii) such certificates from the officers of Parent and Merger Sub as are reasonably required by Shareholder; and

(f) since the date hereof, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a material adverse effect on the assets, properties, results of operation or financial condition of Parent, provided, however, that in determining whether a material adverse effect has occurred, any effect to the extent attributable to the following shall not be considered: (i) changes in Laws of general applicability or interpretations thereof by any Governmental Body, (ii) changes in prevailing interest rates, (iii) changes in general economic conditions, (iv) changes affecting the lighting industry generally, (v) any actions taken or omitted to be taken pursuant to the terms of this Agreement and (vi) any effects resulting from the announcement of this Agreement.

(g) Shareholder shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent and Merger Sub, in form and substance reasonably satisfactory to Shareholder, dated the Closing Date, to the effect that each of the conditions specified above in Sections 6.2(a)-(c) have been satisfied in all respects.

6.3 Termination. If the audited financial statement condition set forth in Section 6.1 (h) (the “Condition”) has not been satisfied or waived prior to the Termination Date, Shareholder shall have the right to either cancel this Agreement or elect in writing prior to the Termination Date to extend the Termination Date for an additional thirty (30) days for the Condition to be satisfied or waived (the “Extended Termination Date”). If Shareholders does not elect to extend the Termination Date, he shall be deemed to have elected to terminate this Agreement. If the Condition has not been satisfied or waived prior to the Extended Termination Date, any party to this Agreement shall have the right to cancel this Agreement by written notice to the other parties. Upon termination by any party no party shall have any further right hereunder, or any further obligation or liability to any other party, provided, however, if Shareholder elects to extend the Termination Date and either party elects to exercise its rights to terminate this Agreement after the Extended Termination Date, Parent shall pay a termination fee to Shareholder in the amount of Sixty-Five Thousand Dollars ($65,000.00).

6.4 Additional Covenants and Agreements.

(a) Conduct of Business.

(i) Except as permitted or contemplated by this Agreement, during the period from the date of this Agreement until the earlier of the Termination Date, (or Extended Termination Date, as applicable), or the Closing Date, unless Shareholder, on the one hand, and Parent, on the other hand, otherwise consents in writing each party hereto shall use commercially reasonably efforts to (A) conduct its business in all material respects in the ordinary course consistent with past practice, and (B) preserve its current relationships with its customers, vendors, suppliers and other persons with which they have business relationships.

(ii) During the period from the date of this Agreement until the earlier of the Termination Date (or Extended Termination Date, as applicable) or the Closing Date, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be agreed in writing by Parent, on the one hand, and Shareholder, on the other hand, each party shall not take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of such party set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect.

(iii) During the period from the date of this Agreement until the earlier of the Termination Date (or Extended Termination Date, as applicable) or the Closing Date, each party shall give the other party notice of any effect, event or change that would have a Material Adverse Effect with respect to the notifying party.

(b) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement the parties shall each cooperate with the others and use their respective reasonable best efforts to promptly (A) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws, to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (except that the Certificates of Merger shall be filed contemporaneously with the Closing), and (B) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third Person necessary, proper or advisable to consummate the Transactions. Parent shall use reasonable best efforts to arrange for the timely delivery of the audited financial statements described in Section 6.1(h) and shall be solely responsible for paying for such audited financial statements. Company shall reasonably cooperate in providing the auditors with access to such books and records as are reasonably necessary to prepare the audited financial statements described in Section 6.1(h).

ARTICLE VII

INDEMNIFICATION

7.1 Indemnity by Shareholder. Shareholder agrees to and shall indemnify, defend, pay and hold Parent and the Surviving Company and their respective officers, directors, shareholders, employees, partners, affiliates, agents, successors and assigns (“Parent Indemnified Party”) harmless from and against all Liabilities (including costs of defense, settlement and reasonable attorney’s fees) asserted against any Parent Indemnified Party arising out of or resulting from any breach or falsity of any representation, warranty or covenant of Shareholder or the Company herein contained, or under any of the Ancillary Documents. If Shareholder is required to indemnify any Parent Indemnified Party hereunder, or if Parent or the Surviving Company are otherwise entitled to the recovery of money from Shareholder under any provision of this Agreement, Parent and the Surviving Company, in addition to such other rights as Parent and the Surviving Company may have under this Agreement and solely with respect to indemnification claims that have been finally determined, shall have the right to first (a) offset such amount against the amounts held in the Indemnification Holdback Account, then to (b) offset such amount against the amounts due Shareholder under this Agreement, and thereafter (c) demand payment from Shareholder. Notwithstanding anything to the contrary in this Agreement, Shareholder shall not be required to indemnify any Parent Indemnified Party for any Liabilities relating to warranties for products and services provided by the Company in the Ordinary Course of Business.

7.2 Indemnity By Parent/Surviving Company. Parent and the Surviving Company agree to and shall indemnify, defend, pay and hold Shareholder harmless from and against all Liabilities (including costs of defense, settlement and reasonable attorney’s fees) asserted against Shareholder arising out of or resulting from any breach or falsity of any representation, warranty or covenant of Parent or Merger Sub herein contained, or under any of the Ancillary Documents. If Parent or the Surviving Company is required to indemnify Shareholder, or if Shareholder is otherwise entitled to the recovery of money from Parent or the Surviving Company under any provision of this Agreement, Shareholder, in addition to such other rights as he may have under this Agreement, shall have the right to demand payment from Parent or the Surviving Company with respect to indemnification claims that have been finally determined.

7.3 Survival. All representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until March 31, 2009; provided, however, that (i) the representations and warranties stated in Sections 4.10 (Taxes), 4.13 (Intellectual Property), 4.15 (Employee Benefits) and 4.19 (Environmental) shall survive the Closing for the period ending on the date that is 30 days after the expiration of the applicable statute of limitations period and (ii) the representations and warranties stated in Sections 4.1 (Organization), 4.2 (Authorization), 4.4 (Ownership), 4.16(e) (Certain Labor Matters) and 4.24 (Financial Advisor) shall survive indefinitely. All covenants herein shall survive the Closing and continue in full force and effect until performed. Any claim for indemnification asserted with reasonable specificity within the applicable survival period shall survive until finally determined.

7.4 Notice. The party entitled to indemnification hereunder (the “Indemnified Party”) shall promptly deliver to the party liable for such indemnification hereunder (the “Indemnifying Party”) written notice (the “Required Notice”) of any claim for recovery under this Article VII, specifying in reasonable detail the nature of the Liability, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Party to support and verify the indemnification claim and the indemnification loss asserted, provided that, in so doing, it may restrict or condition any disclosure upon the advice of counsel in the interest of preserving privileges of importance in any foreseeable litigation. The failure of the Indemnified Party to notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations under this Agreement except to the extent the Indemnified Party’s failure to so notify actually prejudices the Indemnifying Party’s ability to defend against such indemnification claim.

7.5 Defense. If the facts pertaining to an indemnification loss arise out of the claim of a third party (other than Parent and its Affiliates, on the one hand and Shareholder and his Affiliates, on the other, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the indemnification loss, the Indemnifying Party has the right, to be exercised by delivering written notice to the Indemnified Party within thirty (30) days of receipt of a Required Notice, to assume and control the defense or the prosecution thereof, including the employment of counsel or accountants, at its own expense. The assumption of the defense of an indemnification claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of such indemnification claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification If the Indemnifying Party assumes the defense of any third party claim or litigation, the obligations of the Indemnifying Party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the Indemnified Party harmless from and against any and all losses caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the Indemnified Party), or enter into any settlement (except with the written consent of the Indemnified Party): (a) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from, all liability in respect of such claim or litigation; or (b) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any Indemnified Party. The Indemnifying Party shall permit the Indemnified Party to participate in such defense or settlement through counsel chosen by the Indemnified Party, with the fees and expenses of such counsel borne by the Indemnified Party. Whether or not the Indemnifying Party chooses to so defend or prosecute any such indemnification claim, all the parties hereto shall cooperate in good faith and in a reasonable manner in the defense or prosecution thereof and shall furnish such records, materials, information, witnesses and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

7.6 Waiver. Failure by any Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim or litigation. If the Indemnifying Party does not assume the defense of such claim or litigation by a third party, the Indemnified Party may defend or settle such claim or litigation in good faith and in such manner as the Indemnified Party may deem reasonably appropriate; provided, however, the Indemnifying Party shall not be liable for any settlement of any such indemnification claim effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

7.7 Payment. All amounts payable or to be paid under this Article VII (“Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (a) receipt of a written request from the party entitled to such Indemnity Payment and (b) the date that the amount of any Indemnity Payment is finally determined by agreement of the parties, binding arbitration, judgment or otherwise. The Indemnity Payments shall be made to the accounts and in the manner specified in writing by the party entitled to such Indemnity Payments. All such Indemnity Payments shall be made without giving effect to any Tax deduction or credit allowable to the party receiving the Indemnity Payment with respect to any payments made by the party receiving the Indemnity Payment and on account of which the Indemnity Payment is being made.

7.8 Basket and Cap. The provisions for indemnity contained in this Agreement shall be effective only in the event that the aggregate amount of all indemnifiable Liabilities for which the applicable Indemnifying Party is liable under this Agreement exceeds Thirty Five Thousand Dollars ($35,000) (the “Indemnification Basket”); provided, however, that in the event the indemnifiable Liabilities for which the Indemnifying Party are liable exceed the Indemnification Basket, the applicable Indemnifying Party shall be responsible for the entire amount of all such Liabilities in excess of the Indemnification Basket. In no event shall indemnifiable Liabilities of Shareholder (exclusive of Liabilities based on claims for indemnification based on a breach of the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.4 (Ownership), 4.10 (Taxes), 4.12(a) (Title to Assets), 4.15 (Employee Benefits), 4.16(e) (Certain Labor Matters), 4.19 (Environmental) and 4.24 (Financial Advisor)) exceed One Million Dollars ($1,000,000). Notwithstanding anything to the contrary contained herein, nothing in this Agreement limits the liability of any Person for fraud or willful misconduct.

7.9 Offset. If Shareholder shall have any Liability to Parent, the Surviving Company or any other Parent Indemnified Party (pursuant to this Article VII or otherwise), such Parent Indemnified Party, as the case may be, shall be entitled, in addition to any other right or remedy they may have, to exercise rights of set-off against any payments or securities payable or deliverable to Shareholder pursuant to this Agreement, including without limitation pursuant to Section 3.3 of this Agreement. Notwithstanding anything to the contrary contained herein, no Parent Indemnified Party shall be entitled to exercise rights of set-off against any payments or securities payable or deliverable to Shareholder pursuant to any other agreements, including without limitation pursuant to the Ancillary Documents.

7.10 Effect of Indemnification. All indemnification payments payable or to be paid under this Agreement shall be treated as adjustments to the Purchase Price for all tax purposes.

7.11 Exclusive Remedy. Prior to or in connection with the Closing, the parties will have available to them all remedies available under Law, including specific performance or other equitable remedies. After the Closing, absent any liability of any Person for fraud or willful misconduct and except as provided in Article VIII, the rights set forth in this Article VII will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Articles IV, V and VIII of this Agreement (except to the extent waived) and will be in lieu of contract or tort remedies (excluding tort remedies based on fraud).

ARTICLE VIII

CERTAIN TAX MATTERS

8.1 Pre-Closing Tax Returns.

(a) Filing Pre-Closing Tax Returns. Shareholder shall prepare and file (in each case, at his own cost and expense and in a manner consistent with past practice) on a timely basis all Tax Returns of the Company for all Tax periods ending on or prior to Closing (“Pre-Closing Periods”). Shareholder shall pay all Taxes shown to be due and payable on such Tax Returns.

(b) Tax Indemnity. Shareholder shall indemnify, defend, and hold harmless the Parent Indemnified Parties (as defined in Section 7.1) and the Company from and against any and all Taxes, resulting to, imposed on, sustained, incurred or suffered by, or asserted against the Company or any of the other Parent Indemnified Parties, directly or indirectly (including costs of defense, settlement and reasonable attorney fees) and other obligations of a similar nature imposed upon the Company with respect to (i) any Pre-Closing Period; (ii) any taxable period or portion thereof beginning on or before the Closing Date but ending after the Closing Date (such periods are hereinafter referred to as “Straddle Periods”), but only with respect to the portion of such Straddle Period ending on the close of the Closing Date and in the manner provided in Section 8.1(c) hereof, (iii) Taxes imposed on the Company pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision under state, local, or foreign Law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period or Straddle Period but only with respect to the portion of such Straddle Period ending on the close of the Closing Date and (iv) a breach or falsity of the representations contained in Section 4.10 of this Agreement, and (v) any fine, penalty or Tax payment obligations of the Company, Parent or Merger Sub for periods ending on or prior to the Closing Date attributable to the failure of the Merger to qualify as a tax-free reorganization pursuant to Section 368 of the Code including, without limitation, all costs and expenses associated with amending any Tax returns for such periods filed by Parent or the Surviving Company. Notwithstanding anything in this Agreement to the contrary and except with respect to the payment of all fines, penalties or other Tax payment obligations for periods ending on or prior to the Closing Date, Parent shall be solely liable for any obligations that may arise after the Closing Date as a result of the Merger failing to qualify as a reorganization within the meaning of Section 368 of the Code, including, without limitation, all costs and expenses associated with amending any Tax returns for such periods filed by Parent or the Surviving Company.

(c) Straddle Periods. For purposes of determining the amount of Taxes for or which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Closing Date: (i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale, transfer, assignment or distribution of property (real or Personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the period for which such Tax is assessed ended on and included the Closing Date, and (B) in the cases of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

(d) Indemnity Procedure. If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) shall be delivered, sent, commenced, or initiated to or against the Company or any Parent Indemnified Party with respect to Taxes for which any Parent Indemnified Party is entitled to indemnification from Shareholder, Parent shall promptly notify Shareholder in writing of such Tax Claim in accordance with the procedures set forth in Article VII. The failure of Parent to so notify Shareholder of a Tax Claim shall not release Shareholder, in whole or in part, from his obligations under this Agreement except to the extent Parent’s failure to so notify actually prejudices Shareholder’s ability to defend against such Tax Claim. Indemnity of the Parent Indemnified Parties for Tax Claims pursuant to this Article VIII shall be governed by the indemnity procedures of Article VII.

(e) Cooperation on Tax Matters. After the Closing, Shareholder shall cooperate with Parent and Surviving Company in the preparation of Tax Returns for which Parent, Surviving Company or the Company is responsible. Furthermore, Parent, the Surviving Company, and Shareholder shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the preparation and filing of all Tax Returns and in connection any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include: (i) signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy; (ii) furnishing copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request; (iii) the retention and (upon another’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding; and (iv) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, any amendment, modification or change with respect to any Tax Return, or any settlement compromise or other action with respect to a Tax controversy that has the effect of increasing the indemnification obligations of Shareholder pursuant to Section 8.1(b) hereof (other than an amendment, modification or change required by applicable Tax Laws) shall not be made without the prior written consent of Shareholder, which written consent shall not be unreasonably withheld or delayed.

(f) Retention of Books and Records. Parent and the Surviving Company on the one hand, and Shareholder on the other, agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Surviving Company relating to any taxable periods subject to assessment, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, Parent, the Surviving Company, or Shareholder, as the case may be, shall allow the requesting party to take possession of such books and records.

(g) Tax Certificates. The parties hereto agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.

8.2 Reorganization Status. Prior to and after the Closing, each of Parent, the Company, the Surviving Company, and Shareholder shall refrain from taking any action or failing to take any action, which action or failure to act would cause, or be reasonably likely to cause, the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each such party agrees to report the Merger as such a reorganization for federal income tax purposes and to comply with all applicable reporting requirements with respect to such treatment.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Parent and Merger Sub shall each bear its own expenses and those of Merger Sub incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Shareholder shall bear his own expenses and those the Company incurred prior to the Closing in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated thereby. Promptly after Closing, Shareholder shall pay all such transaction expenses of the Company incurred prior to Closing that are not paid on or before the Closing Date.

9.2 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

9.3 Notification of Certain Matters. Each of the parties to this Agreement shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by such party herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that, any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement).

9.4 Attorneys’ Fees and Costs. In the event either party brings suit in regard to this Agreement, the prevailing party shall recover from the non-prevailing party its reasonable expenses, court costs and reasonable attorneys’ fees. As used herein, expenses court costs and attorneys fees including expenses, court costs and attorneys’ fees incurred in any arbitration or appellate proceeding.

9.5 No Third Party Beneficiary. It is the intent of Shareholder and Parent that this Agreement is solely for their benefit and for the benefit of the Surviving Company and, therefore, no Person or Persons other than Parent, Shareholder and the Surviving Company shall have any right or privileges under this Agreement either as third party beneficiaries or otherwise.

9.6 Arms Length Negotiation. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arms length negotiations conducted by and among the parties and their respective counsel.

9.7 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto irrevocably submit to the exclusive personal jurisdiction of any state or federal court sitting in Minneapolis, Minnesota (and any appellate court from any thereof) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.11.

9.8 Waiver of Jury Trial.

THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.9 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Ancillary Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action in compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as set forth herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

9.10 Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflict of Laws provision that would require the application of the Law of any other jurisdiction.

9.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to Closing, to:

Advanced Lighting Systems, Inc.

519 Lincoln Road

Sauk Centre, MN 56378

Facsimile: (320) 352-0089

Attention: Mr. Paul Streitz

With a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Facsimile: 612-340-7800

Attention: Mike Bauer

If to Shareholder, to:

Paul Streitz

Advanced Lighting Systems

519 Lincoln Road

Sauk Centre, MN 56378

Facsimile: 320-352-0089

With a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Facsimile: 612-340-7800

Attention: John O. Somers

If to Parent or Merger Sub or if to Surviving Company after Closing, to:

Nexxus Lighting, Inc.

124 Floyd Smith Drive, Suite 300

Charlotte, NC 28262

Facsimile: 407-857-0050

Attention: Mike Bauer

With a copy to:

Akerman Senterfitt

420 South Orange Avenue Suite 1200

Orlando, Florida 32801-4904

Facsimile: 407-843-6610

Attention: Suzan Abramson, Esquire

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Shareholder, the

Company, Parent or Merger Sub (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, Shareholder may assign his shares of Parent Common Stock that he may receive pursuant to this Agreement to a trustee, executor or personal representative without obtaining consent from the other parties to this Agreement.

9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A facsimile signature will be considered an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

NEXXUS LIGHTING, INC., a Delaware corporation

By:	/s/ Michael A. Bauer
Name:	Michael A. Bauer
Title:	President and Chief Executive Officer

ADVANCED LIGHTING SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Michael A. Bauer
Name:	Michael A. Bauer
Title:	Chief Executive Officer

ADVANCED LIGHTING SYSTEMS, INC., a Minnesota corporation

By:	/s/ Paul Streitz
Name:	Paul Streitz
Title:	President

PAUL STREITZ, individually

/s/ Paul Streitz
Paul Streitz